Exhibit 3(i)(12)

ARTICLES OF AMENDMENT

TO THE

 ARTICLES OF INCORPORATION

OF

SECUREALERT, INC.

(Hereafter SecureAlert Monitoring, Inc.)

Pursuant to and in accordance with the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, as amended, (the “Act”), the undersigned, SecureAlert, Inc. (the “Corporation”) hereby declares and certifies as follows:

1.	The name of the Corporation is SecureAlert, Inc.

2.	The text of the amendment to the Articles of Incorporation of the Corporation adopted by Unanimous Written Consent of the Directors of the Corporation is as follows:

“ARTICLE I

Corporate Name

The name of this corporation is SecureAlert Monitoring, Inc. (the “Corporation”).”

3.	The amendment specified above does not provide for an exchange, reclassification, or cancellation of issued shares of the Corporation.

4.
The amendment specified above was adopted as of January 20, 2010 by majority vote of the Board of Directors of the Corporation, and in accordance with the requirements of the Act and the Bylaws of the Corporation.  In addition, as of January 20, 2010, such amendment specified above was approved by the sole shareholder of the Corporation entitled to vote on such matters.   Such votes cast were sufficient for approval of the Amendment.

IN WITNESS WHEREOF, this Amendment to the Articles of Incorporation of the Corporation is effective as of the 1st day of February, 2010.

SECUREALERT, INC.,
a Utah corporation

By /s/ Chad Olsen
Name: Chad Olsen
Title: Chief Financial Officer